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                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York  10022
                                                                   May 25, 1994




Protective Life Corporation
2801 Highway 280 South
Birmingham, Alabama 35202

PLC Capital L.L.C.
c/o Protective Life Corporation
2801 Highway 280 South
Birmingham, Alabama 35202


                           Protective Life Corporation
                       Registration Statement on Form S-3
                       ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Protective Life Corporation, a Delaware corporation ("Protective Life"), and PLC Capital L.L.C., a Delaware limited liability company ("PLC Capital"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), of a Registration Statement on Form S-3 (Registration No. 33-52831), as amended (the "Registration Statement"), relating to the public offering of up to $175,000,000 in the aggregate of (i) debt securities representing unsecured obligations of Protective Life (the



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Protective Life Corporation             2                  May 25, 1994
  PLC Capital, L.L.C.


"Senior Debt Securities") to be issued pursuant to a Senior Indenture (the "Senior Indenture") to be entered into between Protective Life and The Bank of New York, as trustee (the "Senior Trustee") and subordinated debt securities ("Subordinated Debt Securities") to be issued pursuant to a Subordinated Indenture (the "Subordinated Indenture") to be entered into between Protective Life and AmSouth Bank N.A., as trustee (the "Subordinated Trustee"), (ii) shares of preferred stock of Protective Life, par value $1.00 per share ("Preferred Stock"), and (iii) [ ] Cumulative Monthly Income Preferred Securities (the "Preferred Securities"), in one or more series, representing preferred limited liability company interests of PLC Capital.
The proceeds of the offering of Preferred Securities (together with proceeds from the issuance of common limited liability company interests in PLC Capital and related capital contributions) may be loaned by PLC Capital to Protective Life and such loan may be evidenced by Subordinated Debt Securities. In addition, certain payment obligations of PLC Capital with respect to the Preferred Securities will be guaranteed by a subordinated guarantee (the "Guarantee") of Protective Life pursuant to the Guarantee Agreement to be executed by Protective Life for the benefit of holders of Preferred Securities from time to time.

          In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

          Based upon the foregoing, we are of the following opinion:

          1. Protective Life is validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. PLC Capital is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act (6 Del.C.
     Section 18-101, et seq.) (the "Act").



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Protective Life Corporation             3                  May 25, 1994
  PLC Capital, L.L.C.

          3. The execution and delivery of the Senior Indenture and the Senior Debt Securities have been duly authorized by Protective Life. When the Senior Indenture has been duly executed and delivered by Protective Life and the Senior Trustee and the Senior Debt Securities have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Senior Indenture, assuming the terms of such Debt Securities are in compliance with then applicable law, the Senior Debt Securities will be validly issued and will constitute valid and binding obligations of Protective Life enforceable against Protective Life in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting the rights of creditors and to general equity principles (whether considered in a proceeding at law or in equity).

          4. The execution and delivery of the Subordinated Indenture and the Subordinated Debt Securities have been duly authorized by Protective Life. When the Subordinated Indenture has been duly executed and delivered by Protective Life and the Subordinated Trustee and the Subordinated Debt Securities have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Subordinated Indenture, assuming the terms of such Subordinated Debt Securities are in compliance with then applicable law, the Subordinated Debt Securities will be validly issued and will constitute valid and binding obligations of Protective Life enforceable against Protective Life in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting the rights of creditors and to general equity principles (whether considered in a proceeding at law or in equity).

          5. The Preferred Stock has been duly authorized by Protective Life. When (i) the terms of the Preferred Stock and of their issuance and sale have been duly established in conformity with Protective



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Protective Life Corporation             4                  May 25, 1994
  PLC Capital, L.L.C.



     Life's Restated Certificate of Incorporation, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Protective Life and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Protective Life, (ii) a Certificate of Designation fixing and determining the terms of the Preferred Stock has been filed with the Secretary of State of the State of Delaware and (iii) the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement and any prospectus supplement relating thereto, against payment of the consideration fixed therefor by the Board of Directors or a duly authorized committee thereof, the Preferred Stock will be validly issued, fully paid and nonassessable.

          6. Upon (i) completion and due execution of the written action (the "Action") establishing the terms of the Preferred Securities of any series by Protective Life, as the Class A Interest Holder (as defined in the Amended and Restated Limited Liability Company Agreement, dated as of May 20, 1994 (the "LLC Agreement"), of PLC Capital), (ii) the issuance of and payment for the Preferred Securities of such series as contemplated by the LLC Agreement, the Action and the Registration Statement and (iii) the reflection on the books and records of PLC Capital of all the information required by the LLC Agreement and the Act, the Preferred Securities will be valid and, subject to the qualifications set forth herein, fully paid and nonassessable limited liability company interests in PLC Capital, as to which holders of the Preferred Securities, in their capacities as such, will have no liability solely by reason of being holders of the Preferred Securities in excess of their obligations to make payments provided for in the LLC Agreement and their share of PLC Capital's assets and undistributed profits (subject to the obligation of a holder of a Preferred Security to repay any funds wrongfully distributed to it).

          7. The execution and delivery of the Guarantee Agreement have been duly authorized by Protective Life. When (i) the terms of the Guarantee Agreement have been duly established so as not to violate any applicable law or result in a default under or breach of any


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Protective Life Corporation             5                  May 25, 1994
  PLC Capital, L.L.C.


     agreement or instrument binding upon Protective Life and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Protective Life, (ii) the Guarantee Agreement has been duly executed and delivered and (iii) the Preferred Securities to which the Guarantee Agreement relates have been duly issued and sold and the purchase price therefor has been received by PLC Capital, the Guarantee Agreement will constitute a valid and legally binding obligation of Protective Life, enforceable against Protective Life in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the rights of creditors and to general equity principles (whether considered in a proceeding in equity or at law).

          To the extent the foregoing opinion in paragraph (6) involves matters of Delaware law, we have relied upon the opinion, dated the date hereof, of Richards, Layton & Finger, P.A., a copy of which is also filed as an Exhibit to the Registration Statement, and this opinion incorporates all of the assumptions and qualifications set forth in their opinion.

          Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law and the Act and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

                              Very truly yours,



                              /s/ Debevoise & Plimpton